Exhibit 99.3

IMMUNOTHERAPEUTICS, INC.

June 14, 2004

Timothy Cooke, Ph.D.

910 West End Avenue, Apt. 9B

New York, New York 10025

Dear Tim:

This letter will amend and supplement the terms of employment described in your offer letter from AVANT Immunotherapeutics, Inc., dated June 14, 2004.

AVANT has agreed to pay you six-month’s of severance if your employment is terminated by the Company without cause.  Such severance will be paid according to the Company’s regular payroll schedule, and at the rate of your final base pay.  During the severance period, you will also be eligible for continued health and dental benefits according to COBRA. During the severance period, the Company will pay your share of the COBRA premium.  Following the severance period, if you wish to continue receiving COBRA benefits, you will be responsible for paying the full premium.  This severance will be subject to an offset if you obtain new employment or are self employed during the severance period.  All of these severance benefits will be paid pursuant to a severance agreement, which you shall be required to execute and which will contain a full release of claims against AVANT.

Your employment with AVANT shall continue to be at-will and the Company may terminate your employment at any time with or without notice or cause, subject to the payment of the benefits described in this letter.

Sincerely yours,

/s/ Paula R. Freeman
Paula R. Freeman
Senior Director, Human Resources